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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
APRIL 1, 2004

                        CITIGROUP APPOINTS LEAD DIRECTOR

NEW YORK -- The Board of Directors of Citigroup adopted a resolution today designating the chair of the Board's Nomination and Governance Committee as the Board's lead director. Alain Belda, Chairman and CEO of Alcoa Inc., is the current chair of the Nomination and Governance Committee.

The lead director will preside at Board meetings when the Chairman is not present, including executive sessions of the independent directors, will act as a liaison between the Chairman and the independent directors, will approve meeting agendas, meeting schedules and information sent to the Board, has the authority to call meetings of the independent directors, and if requested, will be available for consultation and direct communication with major shareholders.

The Board also confirmed its intention, as reflected in the company's Corporate Governance Guidelines and proxy statement, to have at least two-thirds of the Board qualify as independent in accordance with applicable laws, regulations, and best governance practices, on an on-going basis, including at the 2005 Annual Meeting and thereafter.



Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com